Exhibit 99.1

News Release

For Immediate Release September 19, 2011	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES 250 ROYALL IN CANTON, MA

(BOSTON) – The Boston office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired 250 Royall, a Class A office building in Canton, MA, from Inland American Canton Royall, LLC.

Completed in 2001, the three-story, 185,171-square-foot property is fully leased through 2019 to Computershare Limited, a global market leader in transfer agency and share registration, employee equity plans, proxy solicitation and stakeholder communications.  Hines will assume property management responsibilities on behalf of Hines Global REIT.

Hines Senior Vice President David Perry commented, “In addition to acquiring a great asset, we are most pleased for the opportunity to form a relationship with Computershare and to demonstrate how Hines’ property management expertise can add value to their tenancy.”

“250 Royall is an excellent asset and our first investment in Boston, a market that Hines Global REIT has targeted for investment because of its diverse economy and high quality, educated workforce," said Charles Hazen, president and CEO of Hines Global REIT.

Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $750 million, which it invests in commercial real estate properties located in the United States and internationally.  250 Royall represents the ninth acquisition for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 106 cities in 17 countries, and controlled assets valued at approximately $23.7 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.